Exhibit (c)(2)

CONFIDENTIAL	15 JUNE 2007

PRESENTATION TO THE BOARD OF DIRECTORS

Project Eagle

PROJECT EAGLE

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by the Company or publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company; we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

PROJECT EAGLE

Table of Contents

I	CURRENT SITUATION	1

II	FINANCIAL ANALYSIS	10

APPENDIX
	A Additional Valuation Materials	16

PROJECT EAGLE

I Current Situation

PROJECT EAGLE	I CURRENT SITUATION

Timeline of Recent Events

DATE	EVENT DESCRIPTION
March 28, 2007	• Board of Directors meets and decides to proceed with exploration of potential value of the Company • Lazard presents its preliminary thoughts

April 9, 2007	• Board of Directors meets and approves latest management long range projections • Lazard discusses proposed timing and approach to counterparties

April 12, 2007	• Lazard initiates contact with five financial sponsors (including one two-party consortium)

April 23, 2007	• Each financial sponsor executes a confidentiality agreement and begins initial diligence

Week of April 30, 2007	• Management presentations to Fortress/Centerbridge and Whitehall

Week of May 7, 2007	• Two financial sponsors withdraw from process

May 21, 2007	• Tracinda announces intentions to acquire Bellagio and City Center and pursue strategic alternatives for the rest of MGM MIRAGE

May 25, 2007	• Fortress/Centerbridge submits initial indication of interest at $63.00 • Whitehall submits initial indication of interest at $62.00

May 29, 2007	• Board of Directors reviews initial indications and decides to proceed • Both bidders invited to submit final bids on June 11, 2007

June 9, 2007	• Referendum for table games at Charles Town fails

June 11, 2007	• Fortress/Centerbridge submits bid of $63.60 • Whitehall submits offer of $65.00

June 14, 2007	• Fortress/Centerbridge submits revised bid of $66.00 • Board of Directors meets to review bids • Fortress/Centerbridge increases bid to $67.00

1

PROJECT EAGLE	I CURRENT SITUATION

Summary of Fortress/Centerbridge Proposal

TERMS	DESCRIPTION
OFFER PRICE	• $67.00 cash per share (implies $6.1 billion of equity value)

• 31% premium to closing share price as of June 13, 2007 ($51.23)

• 30% premium to one-month average closing price ($51.60)

• 63% premium to one-year average closing price ($41.01)

• Implies approximately $9.2 billion enterprise value as of December 31, 2007

• 13.7x EV/ 2007 EBITDA

• 11.6x EV/ 2008 EBITDA

FINANCING	• Fully committed debt financing from Deutsche Bank and Wachovia

• $5.1 billion of senior secured credit facilities (including partially drawn $500 million revolver)

• $2.0 billion unsecured term loan

• 29% of purchase price funded through equity (minimum 25% of capitalization)

• $2,100 million of equity commitment from Fortress

• $600 million of equity commitment from Centerbridge

REGULATORY	• Willing to submit top five executives of Fortress and top four executives of Centerbridge for approval

CLOSING	• 12 months from signing plus up to 120 days under certain conditions

BREAKUP FEE	• $100 million within 45 day go-shop period; $200 million thereafter • $200 million reverse breakup fee

MANAGEMENT	• Terms to be negotiated post-signing

2

PROJECT EAGLE	I CURRENT SITUATION

Fortress/Centerbridge Proposed Financing Structure

($ in millions)

	% of Total	Leverage at 6/30/08
Sources		LTM		NTM
Senior secured term loan	48.9%	6.3	x	5.5	x	$4,600
Senior secured revolving credit facility ($500 max)	1.1%	0.1	x	0.1	x	100
Unsecured term loan	21.3%	2.7	x	2.4	x	2,000
Fortress equity	22.3%					2,100
Centerbridge equity	6.4%					600

Total	100.0%	9.1	x	8.0	x	$9,400

Uses
Purchase 90.9 million Eagle shares at $67.00	$6,088
Projected debt at June 30, 2008	3,017
Estimated transaction fees	295

Total	$9,400

Note: Assumes $734 million of LTM EBITDA and $838 million of NTM EBITDA at June 30, 2008. EBITDA and projected debt balance based on Eagle management projections.

3

PROJECT EAGLE	I CURRENT SITUATION

Five Year Stock Performance History

Gaming stocks have performed very well over the past five years and are currently at relative highs. Eagle has significantly outperformed both its land-based and riverboat peers during the same period.

Source: Factset.

(1)	Land-based composite is average of AZR, CZR, HET, MBG, MGM and STN. AZR, CZR, HET, MBG and STN are excluded from the index one day prior to the first public announcement of their respective mergers.
(2)	Riverboat composite is average of AGY, ASCA, ISLE and PNK. AGY is excluded from the index one day prior to the public announcement of its acquisition by Eagle. BYD is excluded due to the hybrid nature of its business model.

4

PROJECT EAGLE	I CURRENT SITUATION

Stock Performance Since January 1

Source: FactSet, Mergermarket.com and public news

Note: Starting price is December 29, 2006 closing price as January 3, 2007 was the first trading day of the year. STN not depicted as stock price was affected by initial offer on December 4, 2006.

(1)	Riverboat composite includes ASCA, ISLE and PNK.

5

PROJECT EAGLE	I CURRENT SITUATION

Summary Management Projections

($ in millions)

The following projections were originally provided by Eagle management in March 2007. At the request of management, the projections were subsequently adjusted to reflect the following events:

•	A two year delay of table games at Charles Town from 2008 to 2010

•	Incremental insurance premium savings of $10 million per year beginning August 1, 2007

	Fiscal Years Ending December 31,
	2006A		2007P		2008P		2009P		2010P		2011P
Income statement
Revenue	$2,245		$2,486		$2,845		$3,123		$3,436		$3,665
growth			10.7%		14.4%		9.8%		10.1%		6.6%

Pre-FAS EBITDA	$629		$673		$794		$881		$994		$1,067
margin	28.0%		27.1%		27.9%		28.2%		28.9%		29.1%

Adjusted EPS (1)	$2.08		$2.13		$2.65		$3.11		$3.70		$4.26
Fully diluted shares outstanding	86.6		88.0		89.3		90.6		91.9		93.2

Balance sheet
Total debt	$2,829		$3,074		$2,930		$2,663		$2,226		$1,722
Less: excess cash	(9)		0		0		0		0		0

Net debt	$2,821		$3,074		$2,930		$2,663		$2,226		$1,722

Ratios
Net debt / pre-FAS EBITDA	4.5	x	4.6	x	3.7	x	3.0	x	2.2	x	1.6	x
Pre-FAS EBITDA / gross interest	3.1		3.1		3.5		4.2		5.3		6.9

(1)	Excludes gain on sale of discontinued operations, FAS 123 expense, goodwill impairment, gain/loss on disposal of assets, other non-recurring items and loss on early extinguishment of debt.

6

PROJECT EAGLE	I CURRENT SITUATION

Summary Analyst Projections

($ in millions)

Lazard reviewed all publicly available analyst projections for Eagle as of June 13, 2007.

•	2009 projected EBITDA in the analyst case is $50 million less than the comparable figure in the management case

•	Given the lack of a meaningful group of estimates for 2010 and 2011, Lazard assumed EBITDA growth and capital expenditures equal to management’s projections

	2007P	2008P	2009P	2010P	2011P
Analyst Case

Revenue	$2,484	$2,737	$2,961	—	—

EBITDA Margin	27.2%	27.5%	28.1%	—	—

EBITDA (pre FAS 123)	674	753	831	937	1,006

Capital Expenditures	510	292	155	176	178

Management Case

Revenue	$2,486	$2,845	$3,123	$3,436	$3,665

EBITDA Margin	27.1%	27.9%	28.2%	28.9%	29.1%

EBITDA (pre FAS 123)	673	794	881	994	1,067

Capital Expenditures	503	290	244	176	178

Source: Wall Street research and Eagle management.

7

PROJECT EAGLE	I CURRENT SITUATION

Analysts Views on Eagle’s Valuation

($ in millions except per share amounts)

				Projected Pre-FAS 123 EBITDA
Date	Firm	Current Rating	Price Target	FY07P	FY08P
June 11, 2007	Bear Stearns	Market Weight	$56.00	$673.8	$710.3
June 11, 2007	Brean Murray	Buy	55.00	N/A	N/A
April 26, 2007	CIBC	Outperform	54.00	684.9	794.2
June 11, 2007	Coker & Palmer	Buy	60.00	680.4	741.0
April 26, 2007	Davenport	Buy	53.00	677.4	780.9
April 26, 2007	Deutsche Bank	Hold	48.00	678.0	706.0
April 26, 2007	Goldman Sachs	Neutral	50.00	681.2	764.6
June 11, 2007	Jefferies	Hold	52.00	674.1	757.6
June 11, 2007	Lehman Brothers	Overweight	54.00	672.2	772.6
June 11, 2007	Morgan Joseph	Hold	N/A	671.3	758.2
June 11, 2007	Nollenberger	Neutral	N/A	N/A	N/A
May 15, 2007	Prudential	Overweight	58.00	673.7	806.6
June 6, 2007	Sterne Agee	Buy	60.00	669.1	767.7
June 11, 2007	Susquehanna	Positive	N/A	666.1	734.1
May 15, 2007	Wachovia	Outperform	53.00-55.00	664.3	700.5
June 8, 2007	Wall Street Strategies	Buy	59.00	N/A	N/A

			Average Price Target	Average EBITDA Estimate
				FY07E	FY08E
			$54.85	$674.3	$753.4

Source: Publicly available Wall Street research.

8

PROJECT EAGLE	I CURRENT SITUATION

Analyst Commentary

GROWTH FUELED BY STRONG, LOW RISK PIPELINE

•   “With key capital growth projects in Lawrenceburg, Charles Town and Hollywood Slots at Penn National Races, the company is positioned for growth in stable markets.”

CIBC World Markets, April 26, 2007

•   “...Eagle’s attractive out-year free cash flow growth, driven by its development pipeline of projects in what would be characterized as low execution risk gaming markets in PA, ME, & WV...”

Bear, Stearns & Co., June 11, 2007

• “Eagle has a very impressive and relatively low risk development pipeline.” Davenport, April 26, 2007

MINIMAL IMPACT FROM WEST VIRGINIA REFERENDUM	• “...we estimate the value of table games at the Charles Town property as $2/share.” Bear, Stearns & Co., June 11, 2007
• “...Eagle has a bright future ahead of it with its multiple projects going forward despite the minor setback in West Virginia.” Jefferies & Company, June 11, 2007

•   “While we believe passage of table games at Charles Town would have been a positive event for Eagle, we estimate that it would have had minimal impact to the company’s valuation.”

Lehman Brothers, June 11, 2007

OPTIMISTIC OUTLOOK	• “...due to Eagle’s solid fundamentals and strong development pipeline we are increasing our 12-month target price to $55” Brean Murray, Carrat & Co., June 11, 2007

•   “Our continued optimism towards Eagle is based on its step function growth through 2009 as well as potential legislative changes that would increase the overall profitability of the company.”

Sterne Agee, June 6, 2007

TAKEOVER SPECULATION

•   “…with the present activity in the private transaction market, we do not exclude Eagle as a potential take-out target, which we believe provides valuation support for the shares.”

CIBC World Markets, April 26, 2007

•   “We think Eagle can be considered a takeout candidate. Its significant free cash flow and predictable pipeline should be attractive to potential suitors in the current M&A market. Management noted the company would have high expectations in terms of a purchase price. We believe the company would command $60+ in a takeout scenario.”

Davenport, April 26, 2007

9

PROJECT EAGLE

II Financial Analysis

PROJECT EAGLE	II FINANCIAL ANALYSIS

Analysis at Various Prices

($ and shares in millions)

		6/13/07 Close		52-Week High
Per Share Purchase Price		$51.23		$54.38		$65.00		$66.00		$67.00
Premium to Close on 6/13/2007	$51.23	0.0%		6.1%		26.9%		28.8%		30.8%
Premium/(Discount) to 52-Week High	54.38	(5.8%)		0.0%		19.5%		21.4%		23.2%

Basic Shares Outstanding		85.5		85.5		85.5		85.5		85.5
Share Growth in 2007		0.7		0.7		0.7		0.7		0.7
Options Dilution		4.4		4.6		5.3		5.4		5.4

Fully Diluted Shares Outstanding		90.5		90.8		91.4		91.5		91.5

Equity Value		$4,637		$4,936		$5,942		$6,037		$6,131

Plus: Total Debt (as of December 31, 2007)		$3,074		$3,074		$3,074		$3,074		$3,074
Less: Cash in Excess of $160 Million (as of December 31, 2007)		0		0		0		0		0

Enterprise Value		$7,711		$8,009		$9,016		$9,111		$9,205

2007P EBITDA (pre FAS 123)		$673		$673		$673		$673		$673

2008P EBITDA (pre FAS 123)		$794		$794		$794		$794		$794

Enterprise Value / 2007P EBITDA (pre FAS 123)		11.5	x	11.9	x	13.4	x	13.5	x	13.7	x

Enterprise Value / 2008P EBITDA (pre FAS 123)		9.7		10.1		11.4		11.5		11.6

Source: Eagle management and SEC filings.

10

PROJECT EAGLE	II FINANCIAL ANALYSIS

Valuation Summary

(1)	Leveraged buyout analysis included only for comparison purposes, not a valuation metric.
(2)	Trading history included only for comparison purposes, not a valuation metric.

11

PROJECT EAGLE	II FINANCIAL ANALYSIS

Selected Gaming Transactions Over $1bn

($ in millions)

Ann. Date	Acquiror	Target	Enterprise Value	Equity Value	EV / LTM EBITDA		EV / NFY EBITDA		Adj. EV / LTM EBITDA		Adj. EV / NFY EBITDA
4/23/07	GS Whitehall Street Real Estate Funds	American Casino and Entertainment Properties	$1,300	NA	NA		12.7	x	NA		11.1	x(1)
2/26/07	Fertitta Colony Partners	Station Casinos	8,790	$5,324	16.0	x	13.6		13.8	x(2)	11.7	(2)
12/19/06	Apollo / TPG	Harrah’s Entertainment	28,619	17,704	11.5		10.3		10.9	(3)	9.7	(3)
5/19/06	Columbia Sussex	Aztar Corp	2,694	2,087	12.0		11.7
5/1/06	Management/Investor Group	Kerzner International (4)	3,842	3,410	18.2		15.2
11/3/04	Penn National Gaming, Inc.	Argosy Gaming Company	2,200	1,395	8.5		8.3
9/27/04	Colony Capital	Harrah’s/Caesars Assets (5)	1,240	NM	8.5		8.3
7/14/04	Harrah’s Entertainment, Inc.	Caesars Entertainment	9,856	5,618	9.2		8.7
6/16/04	MGM Mirage	Mandalay Resort Group	7,623	4,801	10.7		9.6
2/9/04	Boyd Gaming	Coast Casinos	1,248	820	8.0		7.7
9/11/03	Harrah’s Entertainment	Horseshoe Gaming (6)	1,549	915	8.8		7.7
2/23/00	MGM Grand, Inc.	Mirage Resorts	6,700	4,395	10.0		9.5

			Median		10.0	x	9.6	x
			Mean		11.0		10.3

Source: Company filings, Wall Street research and news.

(1)	Enterprise value excludes approximately $170 million of undeveloped land value.
(2)	Enterprise value excludes approximately $1,560 million of undeveloped land value.
(3)	Enterprise value excludes approximately $1,208 million of undeveloped land value.
(4)	Kerzner is a Bahamian corporation and pays no income tax.
(5)	Harrah’s East Chicago, Harrah’s Tunica, Atlantic City Hilton, Bally’s Tunica.
(6)	Enterprise value includes approximately $55 million for construction in progress at Hammond and $20 million for estimated seller's tax costs.

12

PROJECT EAGLE	II FINANCIAL ANALYSIS

Comparable Companies Analysis

($ in millions except per share data)

		Last Quarter	Stock Price 6/13/2007	% of 52 wk high	Equity Value	Net Debt & Other	Enterprise Value	EBITDA			EV / EBITDA						LTM EBITDA Margin (1)	LTM to ‘08P EBITDA Growth	Net Debt/ LTM EBITDA
Company								LTM	CY07P	CY08P	LTM		CY07P		CY08P
Boyd Gaming		3/31/2007	$49.79	92.1%	$4,414	$2,241	$6,655	$645	$635	$681	10.3	x	10.5	x	9.8	x	25.5%	5.4%	3.5	x
Ameristar Casinos	(2)	3/31/2007	32.87	94.6%	1,916	1,456	3,372	350	360	370	9.6		9.4		9.1		26.7%	5.9%	4.2
Pinnacle Entertainment		3/31/2007	28.41	76.0%	1,749	278	2,027	188	186	246	10.8		10.9		8.2		20.7%	30.9%	1.5
Isle of Capri Casinos	(3)	1/28/2007	22.27	70.0%	694	994	1,688	213	203	218	7.9		8.3		7.7		21.4%	2.6%	4.7

			MEDIAN	84.0%	$1,832	$1,225	$2,700	$281	$282	$308	10.0	x	9.9	x	8.7	x	23.4%	5.7%	3.8	x
			MEAN	83.2%	2,193	1,242	3,436	349	346	379	9.7		9.8		8.7		23.5%	11.2%	3.4

Eagle		3/31/2007	51.23	94.2%	4,522	2,623	7,144	637	674	753	11.2		10.6		9.5		27.0%	18.2%	4.1

Source: SEC filings and I/B/E/S consensus projections. Share prices and other data from FactSet.

Note: EBITDA is shown before stock compensation expense. Where applicable, EBITDA and net debt are adjusted to reflect a company’s attributable portion of a joint venture. All in-the-money convertible debt is assumed to convert into additional shares. Enterprise value is adjusted for insurance proceeds.

(1)	EBITDA margin calculated using net revenue and excludes net revenue and EBITDA associated with management contracts, where applicable.
(2)	Pro forma for acquisition of Resorts East Chicago.
(3)	Will restate results for FY ending April 30, 2006. Pro forma for acquisition of Casino Aztar in Caruthersville, MO.

13

PROJECT EAGLE	II FINANCIAL ANALYSIS

Summary Discounted Cash Flow Analysis – Management Case

Lazard performed a four-year discounted cash flow analysis of both management and analyst projections as of December 31, 2007.

	Fiscal Years Ending December 31,
	2006A	2007P	2008P	2009P	2010P	2011P
Sales	$2,244.5	$2,485.6	$2,844.7	$3,122.5	$3,436.4	$3,664.5
% Growth	NM	10.7%	14.4%	9.8%	10.1%	6.6%

EBITDA (Pre-FAS 123 Expense)	629.2	673.1	793.9	881.3	993.6	1,066.5
% Margin	28.0%	27.1%	27.9%	28.2%	28.9%	29.1%
% Growth	NM	7.0%	18.0%	11.0%	12.7%	7.3%

EBITDA (Post-FAS 123 Expense)	608.7	646.7	761.7	843.3	955.6	1,028.4

Depreciation and Amortization	(158.5)	(144.2)	(172.1)	(189.8)	(217.3)	(227.1)

EBIT	450.2	502.4	589.5	653.5	738.3	801.3

Taxes	(190.9)	(217.0)	(249.8)	(277.3)	(312.9)	(338.2)
Rate	42.4%	43.2%	42.4%	42.4%	42.4%	42.2%

Unlevered Net Income	$259.3	$285.4	$339.8	$376.1	$425.4	$463.2

Cash Flow Items
Plus: Depreciation and Amortization			$172.1	$189.8	$217.3	$227.1
Less: Maintenance Capital Expenditures			(59.8)	(69.1)	(75.9)	(78.2)
Less: Project Capital Expenditures			(230.0)	(175.0)	(100.0)	(100.0)
Plus: FAS 123 Expense			32.2	38.1	38.1	38.1
Less: Pocono Payment			(7.0)	(6.5)	(6.0)	(3.5)
Unlevered Free Cash Flow			$247.4	$353.4	$498.8	$546.6

% Margin			8.7%	11.3%	14.5%	14.9%

% Growth			NM	42.9%	41.1%	9.6%

Source: Eagle management.

14

PROJECT EAGLE	II FINANCIAL ANALYSIS

Summary Discounted Cash Flow Sensitivity Analysis

The following chart depicts the implied value per fully diluted share of Eagle at December 31, 2007 using both management and analyst projections.

•	Assumes net debt of $3.1 billion at December 31, 2007

Discount Rate	Implied Value Per Share Management Case			Implied Value Per Share Analyst Case
	9.0x	10.0x	11.0x	9.0x	10.0x	11.0x
9.0%	$55.65	$63.53	$71.42	$51.05	$58.48	$65.92
10.0%	52.73	60.33	67.93	48.29	55.46	62.62
11.0%	49.94	57.27	64.60	45.66	52.56	59.47

Note Includes approximately $1 of value attributable to the Company’s federal cash tax benefit generated by deductible goodwill relating to Argosy Lawrenceburg and Argosy Joliet. Lazard is not a tax adviser and Eagle management provided all tax related information.

15

PROJECT EAGLE

Appendix

PROJECT EAGLE

A Additional Valuation Materials

PROJECT EAGLE	A ADDITIONAL VALUATION MATERIALS

Summary Leveraged Buyout Sensitivity Analysis

Lazard performed a four-year leveraged buyout analysis of management projections as of December 31, 2007. Lazard then analyzed the impact of several variables on Eagle’s implied value per share.

•	Variables that had the most impact include exit multiples (as of December 31, 2011) and target IRR

•	Variables that had a lesser impact include initial leverage, interest rates on acquisition debt and management upside participation

•	Assumptions:

•	Initial leverage of 9.5x PF 2007 EBITDA

•	Bank rate: L+2.25% on 5.25x PF 2007 EBITDA

•	Bond rate: 9.000% on 4.25x PF 2007 EBITDA

•	Management option pool of 8.000%

Target IRR	Implied Value Per Share Management Case			Implied Value Per Share Analyst Case
	9.0x	10.0x	11.0x	9.0x	10.0x	11.0x
17.0%	$54.43	$60.14	$65.85	$50.52	$55.90	$61.28
19.5%	52.86	58.08	63.31	49.28	54.21	59.14
22.0%	51.44	56.24	61.04	48.18	52.70	57.22

Note Includes approximately $1 of value attributable to the Company’s federal cash tax benefit generated by deductible goodwill relating to Argosy Lawrenceburg and Argosy Joliet. Lazard is not a tax adviser and Eagle management provided all tax related information.

16

PROJECT EAGLE	A ADDITIONAL VALUATION MATERIALS

Comparable Companies Analysis – Other Gaming Operators

($ in millions except per share data)

		Last Quarter	Stock Price 6/13/07	% of 52 wk high	Equity Value	Net Debt & Other	Enterprise Value	EBITDA			EV / EBITDA						LTM EBITDA Margin (1)	LTM to ‘08P EBITDA Growth	Net Debt/ LTM EBITDA
Company								LTM	CY07P	CY08P	LTM		CY07P		CY08P
MGM MIRAGE	(2)	3/31/07	$82.03	97.6%	$24,069	$12,662	$36,731	$2,544	$2,564	$2,820	14.4	x	14.3	x	13.0	x	33.4%	10.8%	5.0	x
Las Vegas Sands		3/31/07	77.48	70.8%	27,508	3,694	31,202	759	889	1,767	NM		NM		NM		32.5%	132.9%	4.9
Wynn Resorts		3/31/07	96.18	83.9%	10,762	1,250	12,012	463	650	714	NM		NM		NM		25.9%	54.0%	2.7
Trump Entertainment Resorts		3/31/07	14.28	60.0%	578	1,415	1,993	181	185	218	11.0		10.8		9.2		17.7%	20.5%	7.8

Source: SEC filings and I/B/E/S consensus projections. Share prices and other data from FactSet.

Note: EBITDA is shown before stock compensation expense. Where applicable, EBITDA and net debt are adjusted to reflect a company’s attributable portion of a joint venture. All in-the-money convertible debt is assumed to convert into additional shares. Enterprise value is adjusted for insurance proceeds.

(1)	EBITDA margin calculated using net revenue and excludes net revenue and EBITDA associated with management contracts, where applicable.
(2)	Pro forma for sale of Primm Valley, Colorado Belle and Edgewater properties.

17

PROJECT EAGLE	A ADDITIONAL VALUATION MATERIALS

Weighted Average Cost of Capital Analysis

($ in millions)

Company	Stock Price 6/13/2007	Equity Value	Net Debt	Enterprise Value	Net Debt/ Total Cap.	Net Debt/ Equity Value	Levered Beta (1)	Unlevered Beta (2)
Boyd Gaming	$49.79	$4,414	$2,241	$6,655	33.7%	50.8%	1.31	0.98
Ameristar Casinos	32.87	1,916	1,456	3,372	43.2%	76.0%	1.24	0.84
Pinnacle Entertainment	28.41	1,749	278	2,027	13.7%	15.9%	1.49	1.36
Isle of Capri Casinos	22.27	694	994	1,688	58.9%	143.1%	1.44	0.80

				Mean	37.4%	71.4%	1.37	1.00
				Median	38.4%	63.4%	1.37	0.91

Eagle	$51.23	$4,522	$2,623	$7,144	36.7%	58.0%

Net Debt/ Total Capital	Net Debt/ Equity	Median Unlevered Beta	Levered Beta (3)	Cost of Equity (4)
20.0%	25.0%	0.91	1.04	13.4%
30.0%	42.9%	0.91	1.14	14.1%
40.0%	66.7%	0.91	1.26	15.0%
50.0%	100.0%	0.91	1.43	16.2%
60.0%	150.0%	0.91	1.70	18.1%

Weighted Average Cost of Capital with Pre-Tax /After Tax Cost of Debt Of:
6.0%	6.5%	7.0%	7.5%	8.0%
3.5%	3.7%	4.0%	4.3%	4.6%
11.4%	11.5%	11.5%	11.6%	11.6%
10.9%	11.0%	11.1%	11.1%	11.2%
10.4%	10.5%	10.6%	10.7%	10.8%
9.8%	10.0%	10.1%	10.3%	10.4%
9.3%	9.5%	9.6%	9.8%	10.0%

Assumptions

Risk-Free Rate (Rf)	5.20%	Based on 10-year Treasury yield as of June 13, 2007. Source: Bloomberg

Equity Risk Premium	7.10%	Based on simple difference of historical arithmetic mean returns from 1926 - 2006

Equity Size Premium (5)	0.81%	Based on market capitalization between $4,098 million and $ 7,777 million

Assumed Marginal Corporate Tax Rate	42.4%	Based on Management’s estimates

Source: Company filings, Wall Street research and news.

(1)	Predicted Beta, Barra Beta Book May 31, 2007.
(2)	Unlevered Beta = Levered Beta / [1 + (1 - Tax Rate) * Net Debt / Equity Value].
(3)	Levered Beta = Unlevered Beta * [1 + (1 - Tax Rate) * Net Debt / Equity Value].
(4)	Cost of equity = Rf + Levered Beta * Equity Risk Premium + Equity Size Premium.
(5)	Based on Morningstar 2007 data.

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